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                                   EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Ferro Corporation:

We consent to the incorporation by reference in the Registration Statements (File Nos. 2-61407, 33-28520, 33-45582, 333-91774, 333-97529 and 333-108179) on
Form S-8 and in the Registration Statements (File Nos. 33-51284, 33-63855 and 33-84322) on Form S-3 of Ferro Corporation of our reports dated February 4, 2004 relating to the consolidated balance sheets of Ferro Corporation and subsidiaries as of December 31, 2003 and 2002, the consolidated statements of income, shareholders' equity, and cash flows, and the related financial statement schedule for each of the years in the three-year period ended December 31, 2003, which reports appear in the December 31, 2003 Annual Report on Form 10-K of Ferro Corporation.

/s/KPMG LLP
------------------------
KPMG LLP
Cleveland, Ohio
March 12, 2004

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